                                                                     EXHIBIT 4.1

                            [VillageEDOCS Letterhead]

July 30, 2002

Mr. C. Alan Williams
Mrs. Joan P. Williams
306 Morning Canyon Road
Corona Del Mar, CA  92625

Dear Mr. and Mrs. Williams,

The purpose of this letter is to confirm that VillageEDOCS (the "Company") has today granted you a full ratchet anti-dilution right to receive additional shares of its common stock in the event that Mr. James Townsend converts some or all of his $507,747 in promissory notes, plus accrued interest, to equity.

Specifically, should Mr. Townsend convert some or all of his outstanding promissory notes to common stock at any price lower than $0.13 per share, you will be issued, for no additional consideration, a number of new shares of VillageEDOCS common stock such that your conversion price shall be equivalent to Mr. Townsend's conversion price with respect to the same number of shares.

For example, if Mr. Townsend converts $100,000 of debt to shares at $0.10 per share (a price which is $0.03 per share lower than the $0.13 per share at which you have converted), the Company would issue you 3,333,333 ($100,000 divided by $0.03) new shares of common stock for no additional consideration.

To acknowledge your receipt of this letter, we ask that you sign and return the enclosed copy of this agreement to the Company. Thank you for your continued support of VillageEDOCS.

Kindest regards,


/s/ K. Mason Conner

K. Mason Conner
President and CEO                                Acknowledgement

cc:  Michael Cronin, Esq. - Johnson Blakely

                                                   /s/ C. Alan Williams
                                                 -------------------------------
                                                 C. Alan Williams




                                                   /s/ Joan P. Williams
                                                 -------------------------------
                                                 Joan P. Williams